Exhibit 10.3

CORRECTED SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This CORRECTED SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Corrected Second Amendment”) is entered into by and between Stereotaxis, Inc. (the “Company” or “Stereotaxis” or “we”) and Michael P. Kaminski ( “Employee”, “you” or “your”), collectively referenced herein as “ the parties” or “we”.

WHEREAS, you and the Company have previously entered into an At-Will Employment Agreement dated as of April 17, 2002, as amended by a First Amendment thereto on May 29, 2008 (as so amended, the “Employment Agreement”);

WHEREAS, you and the Company further amended the Employment Agreement in December 2009 (the “Second Amendment”) in light of the fact that you agreed to accept the position of Chief Executive Officer (“CEO”) of Stereotaxis effective on or about January 1st , 2009; and now desire to correct the Second Amendment to Employment Agreement executed in December 2009 by replacing Section 1.5(c) and inserting language concerning compliance with Internal Revenue Code Section 409A as set out hereinbelow (the Amended Employment Agreement, as corrected hereinbelow, referenced herein as the “Corrected Second Amendment” or this “Agreement”).

NOW, THEREFORE, in consideration of your continued employment and the promises and mutual covenants set forth in the Employment Agreement, as well as the mutual covenants set forth herein, the parties agree as follows:

SECTION 1. This Corrected Second Amendment to Employment Agreement replaces in its entirety the Second Amendment to Employment Agreement. Section 1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

1.1 Position and Duties. Commencing on January 1, 2009 you shall hold the positions of President and Chief Executive Officer and shall report to, and at all times be subject to the lawful direction of, the Board of Directors of the Company. Additionally, you shall serve as a member of the executive staff and lead the strategic decision-making of the Company from time to time. You shall also serve as a member of the Board of Directors of the Company so long as you hold the positions of President and Chief Executive Officer, without additional compensation for such Board service. During the period of your employment by the Company (the “Employment Period”), you shall devote your best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business affairs of the Company. You shall perform your duties and responsibilities to the best of your abilities in a diligent, trustworthy, businesslike and efficient manner. Nothing herein shall preclude you from pursuing your personal, financial and legal affairs, or, subject to the prior written consent of the Board, (a) serving on any corporate or governmental board of directors (b) serving on the board of, or working for, any charitable, not-for-profit or community organization, or (c) pursuing any other activity; provided that you shall not engage in any other business, profession, occupation or other activity, for compensation or otherwise, which would violate the provisions of this Agreement or would, in each case, and in the aggregate, otherwise conflict or interfere with the performance of your duties and responsibilities hereunder, either directly or indirectly, without the prior written consent of the Board.

1.2 Base Salary. Commencing on January 1, 2009, the Company shall pay you as compensation for services to be rendered hereunder a base salary in the amount of Four Hundred Thousand Dollars ($400,000.00) per year, payable in semi-monthly installments or otherwise in accordance with the Company’s normal payroll practices, subject to increases, if any, as may be determined from time to time by the Company’s Board of Directors (or any duly authorized committee thereof, including without limitation the Compensation Committee) (the full board and any such committee individually and collectively referred to herein as the “Board”), which periodic payments shall be subject to the usual and customary tax deductions, and any other deductions authorized by you as a participant, for example in certain of our employee benefit plans.

1.3 Bonus Opportunity. You will be eligible to participate in a cash incentive bonus plan that will provide for a “Target Bonus” of an amount equal to fifty percent (50%) of and maximum of one hundred per cent (100%) of your then-current base compensation, subject to achievement of Company objectives and performance goals established for you by the Board, and subject to the Board’s determination whether and the extent to which such objectives and goals have been achieved and the amount of bonus payable as a result.

1.4 Equity Awards.

(a) You will receive One Hundred Twenty-Five Thousand (125,000) Stock Appreciation Rights (“SARs”) upon the execution and delivery of the Second Amendment and effective upon and conditioned on the final approval of the Board or the Compensation Committee thereof, which shall be undertaken at its first scheduled meeting following said execution and delivery.

(b) Thereafter, subject to the approval of the Board, you will be eligible to receive additional equity grants in 2009.

1.5. Termination.

a) Termination by Company With Cause. Your employment hereunder is at will, and may be may be terminated at any time by Company with or without “Cause”. For purposes of this Agreement, “Cause” shall mean: (i) embezzlement, theft or other intentional misappropriation of any property of Company, (ii) any willful act involving moral turpitude which brings disrepute or disparagement to the Company or substantially impairs its good will and reputation, or results in a conviction for or plea of guilty to a felony involving moral turpitude, fraud or misrepresentation, (iii) material neglect of your duties as CEO pursuant to this Agreement, (iv) material breach of your fiduciary obligations to Company, or (v) any chemical dependence which materially affects the performance of your duties and responsibilities to Company; provided that in the case of the misconduct set forth in clauses (iii), (iv) and (v) above, you will be given written notice setting forth in reasonable detail the purported acts which constitute Cause, and you will be given the opportunity within thirty (30) days to appear before the Board with counsel to respond to any such allegations.

b) Termination Without Cause. If your employment is terminated by the Company without Cause, i) you shall receive salary continuance equal to your then current monthly base salary for the twenty-four (24) month period next following your without-Cause termination; however, if you are reemployed by the Company or find comparable employment during that twenty–four month period next following your without-Cause termination, such salary continuation payments will be offset by the amount of any salary from your new employer ( or us) commencing upon such new employment; and ii) in addition to the payments set forth in (i) above, the number of stock options, stock appreciation rights or other equity awards subject to vesting that would have vested over the 12 month period following the date of your without-Cause termination shall be automatically fully vested as of the date of the termination; and iii) you will thereafter have an exercise period of one (1) year next following your termination date (or, if shorter, the expiration date of the option), each option being exercisable by five (5) business days prior written notice of exercise to the Company. Salary continuation payments shall be made in accordance with the regularly scheduled payroll frequency in effect on the date of your termination of employment. Each installment payment required under this section shall be considered a separate payment under Internal Revenue Code Section 409A.

c) Change of Control. If, in the event of a Change of Control of the Company under which the Company is not the surviving entity you are not offered a comparable position and salary in the surviving entity after the Change of Control, you shall receive salary continuance equal to your then current monthly base salary for the twenty-four (24) month period next following your without-Cause termination or the said Change of Control, subject to your compliance with any post-termination restrictions and covenants herein, and provided that, as a condition precedent to your receipt of the salary continuance payments, you shall execute a release which releases the Company and its representatives from any and all claims that you may have against us. Salary continuation payments shall be made in accordance with the regularly scheduled payroll frequency in effect on the date of your termination of employment. Each installment payment required under this section shall be considered a separate payment under Internal Revenue Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” for purposes of Code Section 409A on the date of your termination and if any such payments set forth in this Agreement are classified as nonqualified deferred compensation, as defined in Internal Revenue Code Section 409A and the regulations thereunder, such payments subject to Section 409A shall be deferred until at least six (6) months after the date of termination. Any payment of nonqualified deferred compensation otherwise due in such six (6) month period shall be suspended and become payable in a lump sum at the end of such six (6) month period, and shall not otherwise be subject to any offset or reduction solely because of said deferral. However, any payments not subject to Section 409A shall be immediately payable and will not be suspended or deferred. A Change of Control, for purposes of this Corrected Second Amendment, is (i) an event whereby any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization (each, a “Person”), including such Person’s affiliates, or “group” (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended) acquires beneficial ownership of capital stock of Stereotaxis entitling the holder(s) thereof to more than fifty percent (50%) of the voting power of the then outstanding capital stock of Stereotaxis with respect to the election of directors of Stereotaxis, or (ii) a sale or transfer of all or substantially all of the assets of Stereotaxis to any Person.

d) Pro rata Payment of Bonus. In the event of termination under b) or c) above in a year in which you have served as CEO and President for no less than six months, you will be entitled to receive a bonus from any bonus plan in which you were a participant as a member of management, which shall be paid on the same basis and at the same level as the other management employees who remain employed by the Company, pro rated on the basis of the number of days in the year that you worked prior to your termination.

e) Medical and Dental Insurance Continuation. In the event of termination under b) or c) above you shall be entitled to participate in the Company’s then-prevailing medical and dental plans upon the same contribution terms as those provided to or for the benefit of the Company’s employees from time to time during the 24-month period following your Separation Date, after which time such benefits will cease. This obligation will cease sooner than twenty-four months following your date of termination, if and at such time as you assume a full-time position with any other employer. Your participation in all other Company provided benefit plans and programs shall cease as of your termination date.

f) Release of Claims. The salary continuation payments and other post-termination compensation benefits are conditioned on and subject to your compliance with all post-termination restrictions and covenants and provided that, as a condition precedent to your receipt of the salary continuance payments you shall execute a release which releases the Company and its representatives from any and all claims that you may have against us. You are not entitled to salary continuation if your termination is voluntary or for cause. The release required by this section shall be in the form approved by the Company and must be executed and returned to the Company within thirty (30) days of your termination of employment to avoid forfeiture of the salary continuation payments and other post-termination benefits.

SECTION 2. The Confidentiality and NonCompete Agreement previously entered into by the Parties in connection with the Employment Agreement (Exhibit A thereto) is hereby deleted in its entirety and replaced with the following:

2.1 Confidential Information, Non-Competition, and Non-Disparagement.

a) Definitions. For purposes of this Agreement:

(i) “Business” shall mean and include the development, manufacture and sale of equipment, software, devices, and methods in the field of remote, computer-controlled or computer-aided navigation and delivery of interventional disposable devices, for endovascular applications (including electrophysiology and interventional cardiology), and within the peripheral vasculature in cardiology applications, with or without the use of magnetic devices or systems, and related interventional workstations and networks, used in or with interventional medical procedures, and related areas of research and business development being currently implemented by the Company, all as presented from time to time to the Stereotaxis Board of Directors.

(ii) “Related Parties” shall mean and include (a) any and all of our customers served by the Company or any of our personnel or distributors or agents or at any time during the final two years of your employment with us, (b) material investors whom you contacted or met or corresponded with concerning an investment in or loan to the Company during your final two years of employment with us, (c) companies or entities or their representatives with respect to which you prepared and submitted materials to the Board of Directors for the purpose of pursuing a collaboration or alliance and associated Confidential Information at any time during your final two years of employment with us, (d) prospective new customers, investors or collaborators which become affiliated with us during the term of this Agreement.

(iii) “Restricted Period” shall mean the period of your employment with us plus two (2) years immediately following the date of your termination for any reason.

(iv) “Territory” shall mean the geographic regions for which you have executive, managerial, supervisory, sales, marketing and/or other responsibilities at any time during your employment with us, which you acknowledge is worldwide.

b) Confidentiality.

(i) You agree to keep secret and confidential, and not to use or disclose to any third parties, including but not limited to Related Parties, except as required for the performance of your responsibilities on behalf of the Company any confidential or proprietary information, including but not limited to intellectual property, systems, programs, analyses, and/or other information of Company acquired during the course or as a result of your employment with Company (collectively, “Confidential Information”). Excluded from the scope and definition of Confidential Information is information made generally available to the public in any manner other than a breach of this Paragraph (b) by you, and information required to be disclosed by you pursuant to process of law. In that regard and in recognition that due to the nature and duration of your employment by the Company the use and disclosure of Confidential Information would inevitably result from your involvement with or engagement by the Company’s competitors or Related Parties in connection with Business as defined herein, you agree that the covenants relating to non-competition in Paragraph (c) hereinbelow are appropriate and fair and necessary to the protection of Confidential Information hereunder.

(ii) All notes, records, correspondence, data, hardware, software, documents or the like obtained by or provided to Company regarding the Business, or otherwise made, produced, or compiled during the course or as a result of your employment with Company which contain Confidential Information, regardless of the type of medium that such is preserved in, are the sole and exclusive property of Company, and shall be surrendered to Company upon your termination for any reason.

(iii) Based on the information available to you in your current position, you covenant that you have not disclosed, and will not disclose any information, whether confidential, proprietary, or otherwise, which you are not legally free to disclose. You agree to adhere to these commitments now and in the future and further, you agree that during the Restricted Period, Company may contact you and request your cooperation and consultation in securing data or information about which you may have particular knowledge, and you agree to fully and confidentially cooperate in any such consultations.

c) Non-Competition; Restrictive Covenants.

(i) You hereby acknowledge and agree that (a) the Company competes globally for and has relationships with customers, collaborators, employees, distributors, agents, and investors throughout the world; and has spent substantial time, money and effort over the years in developing and solidifying its relationships with Related Parties and protecting its Confidential Information and goodwill, (b) long-term customer and investor relationships and collaborations with other companies can be difficult to develop and require a significant investment of time, effort and expense, (c) we compensate our employees to, among other things, develop and preserve goodwill, loyalty and contacts among Related Parties, as well as Confidential Information, for and on behalf of us, (d) the Company, in all fairness, needs certain protection in order to ensure that there is no disclosure, misappropriation or misuse of any Confidential Information, which would cause injury or disruption to or interference with the operation of the Company Business, (e) the Company is hereby agreeing to pay you based upon your assurances and promises contained herein not to misuse or divert the Company’s Confidential Information, and (f) because of your role in the Company, any interactions concerning the Business that you have with competitors or Related Parties after termination of your employment may result in the disclosure of Confidential Information or may affect the Company’s relationships with competitors or Related Parties.

(ii) In consideration of the foregoing, as well as the Company’s entering into this Agreement and making the payments and granting the other benefits herein, except as required for the performance of your responsibilities on behalf of the Company you shall not during the Restricted Period, directly or indirectly, on your behalf or for or on behalf of any other person, firm, corporation or entity.

(A) provide consultative services with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, general partner, officer, director, agent, consultant, independent contractor, or otherwise with, any business, individual, partner, firm, corporation, or other entity which is then in competition with the Company or engaged in Business, including without limitation to the generality of the foregoing, those firms listed on Attachment A or the divisions, departments, or affiliates engaged in the Business within those firms listed on Attachment B,

(B) provide any executive, managerial, supervisory, sales, marketing, research, or customer-related services to assist any competitor in competing, directly or indirectly, against us with respect to Business, in the Territory;

(C) obtain or use our Confidential Information and/or to divert goodwill generated and/or developed for or on behalf of us;

(D) solicit, divert, or take away, or attempt to solicit, divert or take away, from us the business of any customers for the purpose of selling or providing to or servicing for any such customer any product or service which is part of the Business;

(E) knowingly to cause or attempt to cause any customer of Company to terminate or reduce their existing relationships with us; or

(F) knowingly to solicit, induce, or hire, or attempt to solicit, induce, or hire, any employee, consultant, or distributor of the Company to leave the employ of us and/or to work for any competitor of the Company.

d) Nondisparagement. You and we agree that neither party will in any way disparage the other party including current or former officers, directors and employees of the Company, and neither party will, at any time, make or solicit any comments, statements or the like to the media or to others, including their agents or representatives, that may be considered to be derogatory or detrimental to the good name or business reputation of either party.

e) Acknowledgements Regarding Restrictions.

(i) We agree the restrictions herein shall apply only to prevent you from making contacts and providing services relating to the Business, and/or regarding which you have Confidential Information at any time, except as required for the performance of your responsibilities on behalf of the Company. You agree that the restrictions herein, both separately and in total, are reasonable and enforceable in view of, among other things, (A) our legitimate interests in protecting Confidential Information, goodwill and relationships with Related Parties, (B) the narrow range of the activities prohibited, (C) the Confidential Information to which you have had and will have access, which you agree has a useful competitive life of more than two years, and (D) your background, which is such that the restrictions should not impose any undue hardship on you.

(ii) None of these restrictions is intended to prevent you from owning up to one percent (1%) of the publicly traded stock of any company, or after termination of your employment with the Company, providing services to or being employed by firms such as those listed on Attachment B in divisions, departments, or affiliates within those firms not engaged in Business, so long as the restrictions in Sections 2.1(b) or (c), or any of your duties or obligations under the Confidentiality or Non-Competition provisions of this Agreement are not violated thereby.

(iii) In the event of a breach or threatened breach of any of your duties or obligations under the Confidentiality or Non-Competition provisions hereof, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. You hereby expressly acknowledge that the harm which might result to the Company as a result of any noncompliance by you with any of these provisions would be largely irreparable. You specifically agree that if there is a question as to the enforceability of any of the restrictions in 2.1(c)(ii)p you will not engage in any conduct inconsistent with or contrary to such provision during the Restricted Period unless and until the question has been resolved by a court of competent jurisdiction in a manner that would permit such conduct.

(iv) Company’s failure to enforce at any time any of the provisions of this Agreement or to require at any time your performance of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of Company thereafter to enforce each and every provision in accordance with the terms of this Agreement.

(v) If any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law in any jurisdiction, the validity or enforceability of the remaining provisions thereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provisions in any other jurisdiction. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void, but rather shall be limited only to the extent required by applicable law and enforced as to limited. The parties expressly acknowledge and agree that this Section is reasonable in view of the parties’ respective interests.

2.2 Conflict of Interest You shall take no action or obtain any direct or indirect interests in or relationships with any organization that might affect the objectivity and independence of your judgment or conduct in carrying out duties and responsibilities to Company under this Agreement. Any such actions or interests which may even create the appearance of a conflict of interest shall be promptly brought to the attention of Company.

2.3 Notification of Prospective or Subsequent Employers. You agree to notify any prospective employer of the existence and terms of this Agreement, prior to acceptance of employment outside of the Company. Company may inform any person or entity subsequently employing You, or evidencing an intention to employ you, of the nature of the information Company asserts to be Confidential Information, and may inform that person or entity of the existence of this Agreement, the terms hereof, and provide to that person or entity a copy of this Agreement.

2.4 Inventions and Patents. You agree that you will promptly, from time to time, fully inform and disclose to Company all inventions, designs, improvements, and discoveries which you now have or may discover during the term of this Agreement which pertain or relate to the Business of Company or to any experimental work carried on by Company, whether conceived by you alone or with others and whether or not conceived during regular working hours. All such inventions, designs, improvements, and discoveries shall be the exclusive property of Company. You shall assist Company at Company’s sole expense, to obtain patents on all such inventions, designs, improvements, and discoveries deemed patentable by Company, and shall execute all documents and do all things necessary to obtain patents, vest Company with full and exclusive title thereto, and protect the same against infringement by others. You shall be entitled to no additional compensation for any and all inventions or designs made during the course of this Agreement.

SECTION 3. All other provisions of the Employment Agreement not hereby amended shall remain in full force and effect.

SECTION 4. This Corrected Second Amendment and the Employment Agreement shall be read and construed together as a single instrument.

SECTION 5. This Corrected Second Amendment and the rest of this Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri.

IN WITNESS WHEREOF, the parties have executed this Corrected Second Amendment on the date first written below.

STEREOTAXIS, INC.

Date: August 6, 2009	By:	/s/ Fred A. Middleton
	Name:	Fred A. Middleton
	Title:	Chairman of the Board of Directors

Date: August 4, 2008	EMPLOYEE:

/s/ Michael P. Kaminski
Michael P. Kaminski

Attachment A

1.	Catheter Robotics

2.	Corindus

3.	Hansen

4.	Magnetecs

5.	SmithCurl/Curlview

6.	Systems One

Attachment B

1.	Atricure

2.	Boston Scientific

3.	Biosense Webster

4.	Biotronik

5.	GE Medical

6.	Intuitive Surgical

7.	Medtronics

8.	Philips

9.	Pulse Technologies

10.	Siemens

11.	St. Jude

12.	Swiss Medical